Exhibit 10.20
April 29, 2021

Yevgeny Fundler

Dear Yevgeny,

Benson Hill, Inc., a Delaware corporation (“Benson Hill” or the “Company”), is pleased to formally extend you a confidential offer of employment as Chief Legal Officer and Corporate Secretary, reporting to Matt Crisp, President and Chief Executive Officer.

Your first day of employment is targeted to be May 3, 2021. This date will be finalized upon your acceptance of this offer and the successful completion of a background check. In this role, given your knowledge and experience, we believe you will make a significant impact to our organization. We invite you to join our team under the following arrangements:

1.Salary
Your annual salary will be $350,000. We are paid on a bi-weekly basis. This position is considered full-time exempt, meaning you are ineligible for overtime for hours worked more than forty (40) in a given week.

2.Incentive
You are eligible for the 2021 Benson Hill Incentive Plan (paid Q1 2022) at 40% of your annual salary as a target level. Your potential bonus payout will be dependent on both company performance and your individual performance. Payment of this plan will be at the discretion of the Company’s Board of Directors. The bonus payout is prorated based on hire date, and employees starting after October 1, 2021 will not be eligible for the 2021 Incentive Plan payout.

3.Stock Options and Equity Grants
You are eligible to earn certain stock options in accordance with any applicable plan that may be in place from time to time as approved by the Company’s Board of Directors. At present, we anticipate you will be eligible to earn 200,000 stock options, which would vest annually over four (4) years.

Contingent upon public market entry, beginning with the 2022 annual grant cycle (which is expected to be in or around March 2022), you are eligible to receive annual equity awards under the Company’s Long-Term Incentive Plan (LTIP) in the amount of 50% of your annual base salary in effect at the time of the grant and vest over four (4) years.

Further, upon the successful completion of Benson Hill public market entry, you are eligible for a one-time grant in the amount of 66,600 RSUs that vest over five (5) years based on share price growth.

4.Paid Time Off (PTO)
Benson Hill offers a strong paid time-off (PTO) plan which includes eight paid holidays per annum as well as flexible PTO with no cap or accrual. PTO requests must be approved by your direct manager.

5.Benefits
Benson Hill provides a strong benefit package for its employees. You will be eligible for either the same medical, dental, and vision, and other benefits coverage as the U.S. based Benson Hill employees or, if no international coverage is in place at the time of hire, you will be eligible for a regular stipend to cover the equivalent of the company contributions to such coverage.

6. 401(k)
You will be eligible to enroll in our 401(k) plan following 90 days of employment. Under the current plan, Benson Hill matches 100% on the first three percent of your base salary that you contribute, and then matches 50% on the fourth and fifth percent of your base salary, all of which vest immediately.

7.At-Will Employment
We recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice, and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

This offer of employment is contingent upon your submission of original documents verifying your identity and your employment eligibility as required by Federal law, and contingent upon acceptable results of references, a background check and the execution of a Loyalty Agreement.

We feel this offer reflects our interest and dedication to this position and the credentials you possess. We greatly look forward to you joining our team and helping us reach our goals.

Best,

/s/ Matthew B. Crisp
Matthew B. Crisp, CEO

I confirm acceptance of the above terms and conditions outlined in this offer letter.

/s/ Yevgeny Fundler    4/30/2021
Yevgeny Fundler    Date